Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Declares Third Quarter Cash Dividend
of $0.09 per Share

Sarasota, FL, September 22, 2017 — Sun Hydraulics Corporation (NASDAQ: SNHY) (“Sun” or the “Company”), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, announced that its Board of Directors declared a quarterly cash dividend of $0.09 per common share.

The dividend will be payable on October 20, 2017 to stockholders of record as of October 5, 2017.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading manufacturer of high-performance screw-in hydraulic cartridge valves, electro-hydraulics, manifolds, and integrated package solutions for the worldwide industrial and mobile hydraulics markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.  For more information about Sun, please visit www.sunhydraulics.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com